EXHIBIT 21.1
Subsidiaries of Maximus, Inc.

Name of Subsidiary*	Jurisdiction of Incorporation or Organization
2020 Company, LLC	Illinois
Ascend Management Innovations LLC	Tennessee
BZ Bodies Ltd	England & Wales
Child Welfare Assessments Pty Ltd	Australia
Connect Assist Holdings Ltd	England & Wales
Connect Assist Ltd	England & Wales
InjuryNet Australia Pty Ltd	Australia
InSysCo, Inc.	Virginia
Interactive Technology Solutions, LLC	Maryland
ITEQ Holding Company, Inc.	Maryland
MAX Solutions Pty Ltd	Australia
Maximus Australia Holding Company Pty Ltd	Australia
Maximus BC Health Benefit Operations Inc.	British Columbia
Maximus BC Health Inc.	British Columbia
Maximus Canada Services, Inc.	Canada
Maximus Canada, Inc.	Canada
Maximus Co., Ltd.	Korea
Maximus Companies Ltd	England & Wales
Maximus Consulting Services, Inc.	Virginia
Maximus Education, LLC	Delaware
Maximus Federal Consulting, LLC	Delaware
Maximus Federal IT, LLC	Virginia
Maximus Federal Services, Inc.	Virginia
Maximus Federal Systems, LLC	Maryland
Maximus Gulf Company Ltd	Saudi Arabia
Maximus Higher Education, Inc.	Virginia
Maximus Human Services, Inc.	Virginia
Maximus Services LLC	Delaware
Maximus US Services, Inc.	Indiana
Maximus UK Services Ltd	England & Wales
Optimos LLC	Maryland
Policy Studies LLC	Colorado
PSI Services Holding LLC	Delaware
Stirling Institute of Australia Pty Ltd	Australia
VES Group, Inc.	Texas
Veterans Evaluation Services, Inc.	Illinois
Veterans Evaluation Services, Inc.	Texas

*	Other subsidiaries have been omitted from this list because, considered in the aggregate, they would not constitute a significant subsidiary under Securities and Exchange Commission Regulation S-X, Rule 1-02(w).